Exhibit 99.1

Investor and Media Relations:	Alexandra Lynn Selene Oh
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Names Karen L. Yerburgh to its Board of Directors

WEST PALM BEACH, FL, November 14, 2017 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced the appointment of Karen L. Yerburgh to its Board of Directors, effective January 1, 2018. Until June 2017, Ms. Yerburgh served as Managing Partner of Genesis Investment Management, LLP, a leading boutique investment management firm. With US$27 billion in assets under management for global institutional clients, Genesis is one of the leading emerging markets equities specialists in the world, and has been an AMG Affiliate since 2004. Ms. Yerburgh joined the firm in 1990 and was appointed Managing Partner in 2003. Prior to joining Genesis, she was a senior investment manager at Touche Remnant Investment Management Ltd and Lloyds Investment Management Ltd. She began her career at Grieveson Grant & Co.

“I am honored to join AMG’s Board of Directors,” said Ms. Yerburgh. “Given Genesis’ longstanding partnership with AMG, I have closely observed the company’s growth over time, and have held the company and its management team in the highest regard for many years. I look forward to working alongside AMG’s distinguished Board members as the management team executes on their strategic vision to further the long-term success of the Company and its Affiliates.”

“We are very pleased to welcome Karen Yerburgh to our Board,” said Sean M. Healey, AMG’s Chairman and Chief Executive Officer. “Given her outstanding track record as an investor and chief executive at one of the most highly-regarded boutique specialist firms in the world, Karen will contribute meaningfully to our strategic discussions, and her deep industry knowledge, global perspective, and unique experience set will further diversify the Board’s collective expertise.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of September 30, 2017, AMG’s aggregate assets under management were approximately $804 billion in more than 550 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “intends,” “plans,” “estimates,” “pending investments,” “anticipates” or the negative version of these words or other comparable words. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance and growth rates of our Affiliates and their ability to effectively market their investment strategies, the mix of Affiliate contributions to our earnings and other risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.